Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 165 to the Registration Statement on Form N–1A of Fidelity Select Portfolios: Banking Portfolio, Biotechnology Portfolio, Chemicals Portfolio, Financial Services Portfolio, FinTech Portfolio, Gold Portfolio, Health Care Services Portfolio, Health Care Portfolio, Insurance Portfolio, Brokerage and Investment Management Portfolio, IT Services Portfolio, Materials Portfolio, Medical Technology and Devices Portfolio, Pharmaceuticals Portfolio, Semiconductors Portfolio, Software and IT Services Portfolio, Tech Hardware Portfolio, Technology Portfolio, Telecommunications Portfolio and Wireless Portfolio, of our reports dated April 12, 2022; Defense and Aerospace Portfolio, Industrials Portfolio, and Transportation Portfolio, of our reports dated April 13, 2022; and Automotive Portfolio, Communication Services Portfolio, Construction and Housing Portfolio, Consumer Discretionary Portfolio, Consumer Staples Portfolio, Energy Portfolio, Fidelity Environment and Alternative Energy Fund, Fidelity Natural Resources Fund, Leisure Portfolio, Retailing Portfolio and Utilities Portfolio, of our reports dated April 14, 2022,  relating to the financial statements and financial highlights included in the February 28, 2022 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 21, 2022